EXHIBIT 10.1

ZALE CORPORATION
2011 OMNIBUS INCENTIVE COMPENSATION PLAN
RESTRICTED STOCK
PLAN AGREEMENT

Participant	Issue Date	Number of Shares

Grant	Zale Corporation (the “Company”) has granted to the Participant named above, as of the Issue Date, the above number of shares of the Company’s common stock, par value $.01 per share (the “Restricted Stock”), subject to the terms and conditions set forth in this Plan Agreement and in the Zale Corporation 2011 Omnibus Incentive Compensation Plan (the “Plan”).

Issue Date	The Issue Date for the Restricted Stock granted to the Participant pursuant to this Plan Agreement shall be the date set forth above.

Vesting	The Restricted Stock issued pursuant to this Plan Agreement shall vest ______________________________________ (each, a “Vesting Date”).

Consequences of Vesting	The limitations set forth in the following section of this Plan Agreement (Dividends and Voting; Restrictions on Transfer) shall not apply to any shares of the Restricted Stock upon the Vesting Date for such shares of the Restricted Stock. In the event the Participant fails to satisfy the requirements for vesting with respect to any shares of the Restricted Stock, such shares of the Restricted Stock shall be forfeited to the Company.

Dividends and Voting; Restrictions on Transfer	Prior to their forfeiture (while the shares of Restricted Stock granted pursuant to this Plan Agreement may be forfeited and are nontransferable), the Participant will have all rights of a stockholder with respect to the Restricted Stock, including the right to receive dividends and vote the shares; provided, however, that during such period (a) a Participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of shares of Restricted Stock, (b) the Company shall retain custody of any certificates evidencing the shares of Restricted Stock and (c) the Participant will deliver to the Company a stock power, endorsed in blank, with respect to the Restricted Stock. In lieu of retaining custody of the certificates evidencing shares of Restricted Stock, the shares of Restricted Stock may, in the Committee’s discretion, be held in escrow by the Company or recorded as outstanding by notation on the stock records of the Company until the Participant’s interest in such shares of Restricted Stock vest. Notwithstanding the preceding sentences, but subject to Section 14.07 of the Plan, if and to the extent deemed necessary by the Committee, dividends payable with respect to the Restricted Stock may accumulate (without interest) and become payable in cash or in shares of Common Stock to the Participant at the time, and only to the extent that, the portion of the Restricted Stock to which the dividends relate has become transferable and nonforfeitable.

[83(b) Election

Participant may file with the Internal Revenue Service an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (i.e., an election to include in gross income in the year of issuance of the Restricted Stock the amount specified in Section 83(b)).]

Miscellaneous

Upon the occurrence of a Change in Control, all outstanding shares of the Restricted Stock which have not theretofore vested shall immediately vest.

Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Plan.

Zale Corporation

Authorized Officer

I hereby agree to be bound by all the terms and conditions of this Plan Agreement and the Plan.

Participant